Bethlehem Steel Corporation                  Lukens Inc.
Bette Kovach                               Rick Whitmyre
(610) 694-3711                            (610) 383-3393


        LUKENS AND BETHLEHEM STEEL AMEND DEFINITIVE MERGER AGREEMENT

     Bethlehem Offer Increased To $30 Per Share For Lukens Common Stock

          COATESVILLE, PA., January 5, 1998 - Lukens Inc. (NYSE: LUC) and Bethlehem Steel Corporation (NYSE: BS) announced today the signing of an amendment to their definitive merger agreement of December 15, 1997.

          Under the terms of the amendment, Bethlehem would acquire Lukens in a transaction valued at about $740 million, including the assumption of about $250 million of debt. The equity value of about $490 million is based on Bethlehem paying $30 for each share of Lukens common stock outstanding on the date of closing, by issuing Bethlehem common stock for approximately 32 percent of the total equity value and paying cash for the remaining 68 percent.

          The amount of Bethlehem common stock per Lukens share will be based on the 15-day average closing price of Bethlehem common stock prior to transaction closing, but not less than 2.878 Bethlehem shares or more than 4.317 Bethlehem shares. The other material terms and conditions of the definitive merger agreement remain substantially unchanged.

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          The equity value of the amended transaction between Bethlehem and
Lukens represents an increase of about 7 percent over the offer received from Allegheny Teledyne Incorporated to acquire Lukens in a merger transaction for $28 in cash for each share of Lukens common stock.

          Completion of the merger is subject to certain conditions, including approval by Lukens' stockholders and the receipt of regulatory approvals.

          Lukens Inc. is a leading North American specialty steel manufacturer whose operating units supply carbon, alloy and clad plate steels; and stainless steel sheet, strip and plate products.

          Bethlehem Steel, with current annual sales of about $4.7 billion, is the second largest steel producer in the United States. It produces plate at is Burns Harbor, Ind., and Sparrows Point, Md., facilities, and consumes plate at its Pennsylvania Steel Technologies' pipe mill in Steelton, Pa.


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